Exhibit 99.1

DISCLAIMER.

The Company has previously announced that:

  it will restate its 2001 financial statements to adjust deferred income tax assets and liabilities that were recorded under "fresh start" accounting upon the Company's emergence from bankruptcy proceedings;

  the restatement will require a re-audit of these financial statements by the current auditors of the Company; and

  as a result of the re-audit, the Company will be unable to timely file its Form 10-K for fiscal 2002.

To provide current information about its financial condition and operations pending completion of the re-audit, the Company has decided to furnish the information set forth below (such information, the "Supplemental Disclosure").

With respect to the Supplemental Disclosure:

  all financial information contained herein for fiscal 2002 is unaudited; and

  although presented in the form of a Form 10-K, the Supplemental Disclosure is not and should not be deemed to be a report on Form 10-K.

1.  BUSINESS

OVERVIEW

National Vision, Inc. (the “Company”) is a retail optical company, with 518 vision centers as of December 28, 2002 throughout the United States and Mexico.  Our locations sell a wide range of optical products, including eyeglasses, contact lenses, and sunglasses.  We offer the services of optometrists at substantially all of our locations.  These optometrists are typically independent of us and operate their own practices within our retail locations.  To support our retail operations, we also operate two manufacturing and distribution centers.

HISTORY OF THE COMPANY

The Company was founded as National Vision Associates, Ltd. in 1990, when it entered into a master license agreement with Wal*Mart Stores, Inc. (“Wal*Mart”).  The original agreement gave the Company the right to operate 75 vision centers in Wal*Mart stores.  The agreement was amended in 1992 to provide for 190 vision centers and was again amended in 1994 to give the Company the right to operate 400 vision centers.

In late 1997, the Company made a strategic decision to diversify its revenue base through acquisitions in the freestanding optical market.  Between October 1997 and October 1998, the Company acquired three prominent chains in the freestanding optical market.  More specifically, Midwest Vision, Inc. was acquired in October 1997 with 51 freestanding retail optical centers in four Midwest states.  Frame-n-Lens Optical, Inc. was acquired in July 1998 with 150 freestanding vision centers in California and 120 vision centers located within Sam's Clubs.  New West Eyeworks, Inc. was acquired in October 1998 with 175 retail optical centers in 13 states, including approximately 120 vision centers in freestanding locations and more than 50 host vision centers in Fred Meyer stores.  Following the acquisitions, the Company changed its name to Vista Eyecare, Inc.  To fund the acquisitions, the Company issued its $125 million senior notes due 2005 bearing interest at 12.75% per annum.

Sales shortfalls in the freestanding stores caused adverse pressure on cash flow and liquidity.  In October 1999, the Company announced that, because of slow sales in its recently acquired businesses, it would use the 30-day grace period for making the interest payment due on the senior notes.

The Company continued to experience weak sales and cash flow problems with the freestanding stores throughout early 2000.  After failing to negotiate an out-of-court restructuring with the holders of the senior notes, the Company filed for reorganization under Chapter 11 on April 5, 2000.

During the bankruptcy process, the Company closed or disposed of all of its freestanding stores and closed all of its host vision centers operating in Sam’s Clubs and in Meijer Thrifty Acre stores.  On May 31, 2001, the Company emerged from bankruptcy as an optical retailer operating vision centers in host departments, including Wal*Mart and Fred Meyer locations.

Upon emerging from bankruptcy, the Company changed its name to National Vision, Inc. ("National Vision") and implemented “fresh start” accounting.  As a result, all assets and liabilities were restated to reflect their respective fair values.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Restatement of Financial Statements".)

DEPENDENCE ON WAL*MART

As of December 28, 2002, we operated 399 vision centers in domestic Wal*Mart stores, all of which operate pursuant to a master license agreement (See "Business-Leased Department Agreements").  These units generated approximately 87% of our revenue in 2002 and represent the most profitable division of the Company's host retail operations measured as a percent of sales.  We therefore depend on Wal*Mart and on our agreement with them for much of our operations.

DATE OF INFORMATION

Unless otherwise expressly stated, all information in this Business section is as of December 28, 2002.

VISION CENTER OPERATIONS

Our vision centers typically occupy between 1,000 and 1,500 square feet, including areas for merchandise display, customer service, and contact lens fitting.  Each vision center maintains inventory of approximately 850 eyeglass frames and 550 pairs of contact lenses, along with sunglasses and other optical accessories.  Our two optical laboratories deliver prescription eyewear to all our vision centers.  Many of the vision centers located in Wal*Mart have a finishing laboratory, which allows for the vision center to provide one hour service for most single vision prescription lenses.  These vision centers carry inventory of approximately 725 pairs of spectacle lenses.  We have, however, removed the finishing laboratory from 14 of our vision centers as of March 7, 2003, as part of a test to determine whether removing these facilities can reduce our operating expenses.  We expect to determine the results of this test by the end of the first half of 2003.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations".)

MARKETING

We are a value provider of optical goods and stress that theme in our marketing.  We offer everyday low prices at our vision centers. National Vision also has a satisfaction guaranteed customer policy.  We are vigilant about ways to lower our own costs so we may pass savings on to our customers.

MANAGED VISION CARE

We expect that retail optical sales through numerous managed vision care programs will increase over the next several years as a percentage of overall retail optical sales.  Under managed vision care plans, members fulfill their eyecare and eyewear needs at specific locations designated by the plan sponsor.  We believe our network of vision centers combined with the convenience of their locations and our ability to offer low prices should enable us to make competitive bids for managed care contracts.

MARKS

Our vision centers in Wal*Mart are identified as the "Vision Center located in Wal*Mart."  We use the "Vista Optical" name to identify some of our vision centers operating in Fred Meyer locations.  As part of our agreement to sell the freestanding vision centers, we have agreed to phase out our use of the Vista name.  We have obtained a license to continue our use of this name through January 2004.  The licensor of this mark recently filed for bankruptcy, and it is possible that we will lose our right to use this name.

EMPLOYEES

We employ 2,190 associates on a full-time basis and 740 associates on a part-time basis.  We have 2,500 associates engaged in retail sales, 240 in laboratory and distribution operations, and 190 in management and administration.  Apart from our retail employees in Mexico, none of our employees are governed by any collective bargaining agreements.  We believe that our employment relations are generally good.

OPTOMETRISTS

Optometrists are important to the success of our vision centers.  We strive to have an optometrist on a full-time basis at most of our locations.  These optometrists are typically independent from us and lease a portion of our locations for an eye examination facility.  We typically charge rent to these optometrists, in exchange for the premises and the equipment which we provide.  Our agreement with Wal*Mart contemplates that we generally will have an optometrist on duty at least 48 hours each week.  Our relationships with optometrists are subject to extensive regulation. (See "Business-Government Regulation".)

MANUFACTURING AND DISTRIBUTION

We operate two manufacturing and distribution facilities that supply substantially all merchandise requirements of our vision centers.  The facilities are located in Lawrenceville, Georgia (this facility also includes our central administrative offices) and St. Cloud, Minnesota.

Our distribution centers provide lens blanks, frames, contact lenses, and sunglasses to our vision centers.  We use an overnight delivery service to ship completed orders and replenishment items to the vision centers.  The distribution centers and the manufacturing facilities are interfaced with our management information system.

MANAGEMENT INFORMATION SYSTEM

In 2000, National Vision completed the development of a new point of sale system.  We began installing the system in our vision centers in the fall of 2000 and completed the installation in all of our units in 2002.  The system is working substantially as planned.  The system was designed to upgrade data processing, broaden capabilities at the retail level, and improve the processing of managed care transactions.

LEASED DEPARTMENT AGREEMENTS

We have agreements governing our operations in host environments, such as Wal*Mart.  Typically, each agreement is for a base term, followed by an option to renew for a specified length of time.  The agreements provide for payments of minimum and percentage rent, and also contain customary provisions for leased department operations.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Summary of Lease Agreements".)

GOVERNMENT REGULATION

Our business is heavily regulated by federal, state, and local law.  We must comply with federal laws such as the Social Security Act (which applies to our participation in Medicare programs), the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") (which governs our participation in managed care programs), and the Food and Drug Administration Act (which regulates medical devices such as contact lenses).  We also must comply with the privacy regulations under HIPAA, which will go into effect in April 2003.  In addition, all states have passed laws that govern or affect our arrangements with the optometrists who practice in our vision centers.  Some states, such as California, Texas, North Carolina, and Kansas, have particularly extensive and burdensome requirements that affect the way we do business.  In California, optometrists who practice adjacent to our retail locations are providers to and subtenants of a subsidiary, which is licensed as a single-service HMO.

Many of these states also have adopted laws that mirror the federal laws described above.  Local ordinances (such as zoning requirements) can also impose significant burdens and costs of compliance.  Frequently, our competitors sit on state and local boards.  Our risks and costs of compliance are often increased as a result.

We believe that we substantially comply with material regulations that apply to our business.

COMPETITION

The retail eyecare industry is extremely competitive.  We compete with national companies such as Lenscrafters and Cole; we also compete with numerous regional and local firms.  In addition, optometrists, ophthalmologists, and opticians provide many of the same goods and services we provide.  The level and intensity of competition can vary dramatically depending on the particular market.  We believe that we have numerous competitive advantages, such as our everyday low pricing, product selection, and quality and consistency of service.

We also compete for managed care business.  Our competition for this business is principally the larger national and regional optical firms.  Competition for this business is driven by size of provider network, quality and consistency of service, and by pricing of vision care services.  We have one of the largest networks in the country and believe that the size of the network gives us a competitive advantage.

Several of our competitors have significantly greater financial resources than we do.  As a result, they may be able to engage in extensive and prolonged price promotions that may adversely affect our business.  They may also be able spend more than we do for advertising.

MEXICO OPERATIONS

We operate 37 vision centers in Mexico under a master license agreement with Wal*Mart.  Our operations in Mexico face unique risks, such as currency devaluations, inflation, difficulties in cross-cultural marketing, and similar factors.

Information relative to sales and long-lived assets for the United States and Mexico for the seven months ended December 29, 2001, the five months ended June 2, 2001, and for the years ended December 30, 2000 and December 28, 2002 are summarized in the following tables (amounts in thousands):

	United States	Mexico	Consolidated

SUCCESSOR COMPANY:
Fiscal year 2002 (unaudited)*
Sales	$241,994	$5,026	$247,020

Long-lived assets	$119,464	$1,204	$120,668

Seven months ended December 29, 2001 (unaudited)
Sales	$132,633	$2,910	$135,543

Long-lived assets	$134,137	$1,352	$135,489

PREDECESSOR COMPANY:
Five months ended June 2, 2001 (unaudited)*
Sales	$118,407	$2,150	$120,557

Long-lived assets	$141,720	$1,226	$142,946

Fiscal year 2000
Sales	$302,902	$4,792	$307,694

Long-lived assets	$38,198	$1,052	$39,250

*  See the Disclaimer on page 3 of this Supplemental Disclosure.

2.  PROPERTIES

Our 518 vision centers in operation as of December 28, 2002 are located as follows:

Location	Total	Location	Total

Alabama	8	Nevada	7
Alaska	13	New Hampshire	4
Arizona	14	New Jersey	13
California	97	New Mexico	10
Colorado	8	New York	26
Connecticut	10	North Carolina	60
Florida	5	North Dakota	4
Georgia	37	Oregon	34
Hawaii	4	Pennsylvania	18
Idaho	3	Puerto Rico	1
Kansas	10	South Carolina	11
Kentucky	1	South Dakota	1
Louisiana	1	Tennessee	2
Maine	1	Texas	7
Maryland	3	Virginia	23
Massachusetts	5	Washington	29
Minnesota	1	West Virginia	7
Montana	2	Wyoming	1

		Mexico	37

Our headquarters in Lawrenceville, Georgia are located in a 66,000 square foot building that includes a distribution center and lens laboratory.  The building is subleased from Wal*Mart through January 2009.

The Company also has a regional facility located in St. Cloud, Minnesota.  The 20,000 square foot St. Cloud facility is subject to a lease that expires in October 2007.  The facility contains an optical laboratory.

3.  LEGAL PROCEEDINGS

LITIGATION IN CALIFORNIA

On May 20, 2002, an entity called Consumer Cause, Inc. filed a complaint against the Company in the Superior Court for Los Angeles County (Case No. BC 274257).  A first amended complaint was filed on September 4, 2002.  The complaint alleges that the Company's operations in California violate certain provisions of California law governing arrangements between opticians and optometrists.  The complaint seeks attorney fees and an injunction prohibiting the Company from continuing the alleged violations.  The complaint largely duplicates portions of a complaint filed by the California attorney general against one of the competitors of the Company.  The case was dismissed on January 23, 2003; the plaintiff has filed an appeal.

CHAPTER 11 PROCEEDINGS

On April 5, 2000, the Company and ten of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Northern District of Georgia for reorganization under Chapter 11 (the “Chapter 11 Cases”).  In March 2001, the Debtors filed a plan of reorganization (the "Plan") for the Chapter 11 Cases.  The Plan was confirmed by the bankruptcy court on May 18, 2001.  On May 31, 2001, the Company emerged from bankruptcy.

Under the Plan, the Company's pre-petition unsecured claims were converted into new secured notes and common stock.  The secured notes have a face value of $120 million, provide for the payment of interest of 12% twice a year at the end of March and September, and are subordinated to debt under the Company's credit facility.  The notes are payable over eight years with principal repayments based on excess cash flow (as defined).   Five million shares of new common stock, par value $0.01, were issued, based on the Company's reorganization value.  Under the Plan, former shareholders received no value for their interests, consequently, all common stock issued prior to emergence from bankruptcy was cancelled.

The Plan also provided for the creation of a disputed claims reserve, which holds securities that will be distributed to creditors as and when pending claims are resolved in the Chapter 11 cases.  As of March 7, 2003, approximately 613,000 shares of the Company's common stock and approximately $14.5 million of secured notes remained in the disputed claims reserve.

4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the last quarter of fiscal 2002.

The Company has announced that it would postpone its annual meeting of shareholders, previously scheduled for June 26, 2003, to a date that will be subsequently announced.

5.  MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On May 31, 2001, the Company's plan of reorganization was confirmed, resulting in the cancellation of 21,169,103 shares of Common Stock and the issuance of 5,000,000 shares of Common Stock, par value $0.01, to the Company's creditors, inclusive of shares held in the disputed claims reserve.

The Company's common stock was traded on the NASDAQ Small Cap Market under the symbol “VSTA” from October 1998 until May 17, 2000, when it began trading on the OTC Bulletin Board.  After our emergence from bankruptcy, our common stock was listed on the American Stock Exchange in August of 2001 under the symbol “NVI”.  The following table sets forth for the periods indicated the high and low prices of our common stock in the various market systems as noted above.

Pre-emergence

	Quarter Ended	High	Low
Fiscal 2001	March 31, 2001	$0.250	$0.016
	June 2, 2001	$0.050	$0.010

Post-emergence

	Quarter Ended	High	Low

Fiscal 2001	September 29, 2001	$5.000	$0.900
	December 29, 2001	$1.090	$0.300

Fiscal 2002	March 30, 2002	$1.44	$0.65
	June 29, 2002	$1.18	$0.65
	September 28, 2002	$1.20	$0.70
	December 28, 2002	$0.75	$0.25

As of March 7, 2003, there were approximately 450 holders of record of our common stock.

The Company’s plan of reorganization in the Chapter 11 Cases provides that, as claims of creditors are resolved, the Company will make periodic distributions of its new common stock and notes.  As of March 7, 2003, the Company has made 10 such distributions, for a total of approximately 4,387,000 shares of new common stock and approximately $105.5 million face amount of new notes.  The balance of approximately 613,000 shares of new common stock and approximately $14.5 million face amount of new notes are held in the disputed claim reserve and will be distributed as and when disputed claims are resolved.  Such distributions could have an adverse impact on any trading price for the Company's securities.

It is the Company's intent to use cash resources only for its operations and for payment of interest expense and repayment of principal on and repurchases of the Company's new secured notes.  The indenture governing our senior notes and our credit facility agreement restrict the Company's ability to pay dividends.

 6.  SELECTED FINANCIAL DATA

The following sets forth selected financial data of the Company with respect to the consolidated financial statements for the years ended December 28, 2002, December 29, 2001,  December 30, 2000, January 1, 2000 and January 2, 1999.  The Company emerged from Chapter 11 on May 31, 2001 and implemented “fresh start” accounting as of June 2, 2001.  Results of operations for the 3-day period from May 31, 2001 through June 2, 2001 were not material.  In accordance with fresh start accounting, all assets and liabilities were restated to reflect their respective fair values.  The consolidated financial statements after that date are those of a new reporting entity and are not comparable to the pre-confirmation periods.  However, for purposes of this discussion, the Successor results for the seven months ended December 29, 2001 have been combined with the Predecessor results of five months ended June 2, 2001.

National Vision, Inc.
Consolidated Statements of Operations *
(In thousands except vision center store count)

	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)

	(1)	(1) (4)	(1) (3)	(1) (2)	(1)

Retail sales, net	$244,860	$256,100	$307,694	$329,055	$245,331
Premium revenue	2,160	--	--	--	--

Net sales	247,020	256,100	307,694	329,055	245,331
Cost of goods sold	111,806	116,249	143,458	147,768	112,929

Gross profit	135,214	139,851	164,236	181,287	132,402
Gross profit percentage	54.7%	54.6%	53.4%	55.1%	54.0%

Selling, general & administrative expense	128,715	136,503	166,364	177,162	121,413
Impairment of long-lived assets	--	--	2,684	1,952	--
Restructuring expense	--	--	1,601	--	--

Operating income / (loss)	6,499	3,348	(6,413)	2,173	10,989
Interest expense, net	13,629	9,539	7,723	19,329	5,538

Earnings / (loss) before reorganization items and taxes	(7,130)	(6,191)	(14,136)	(17,156)	5,451
Reorganization expense / (gain)	--	(96,472)	121,539	--	--

Earnings / (loss) before taxes, extraordinary items and
cumulative effect of a change in accounting principle	(7,130)	90,281	(135,675)	(17,156)	5,451
Income tax expense	--	--	--	--	2,037

Earnings / (loss) before extraordinary items and
cumulative effect of a change in accounting principle	(7,130)	90,281	(135,675)	(17,156)	3,414
Extraordinary gain / (loss), net	1,566	17,182	(827)	(406)	--
Cumulative effect, net	--	--	(3,378)	--	--

Net earnings / (loss)	$(5,564)	$107,463	$(139,880)	$(17,562)	$3,414

STATISTICAL DATA:
Domestic vision centers open at end of period:
Leased department vision centers	481	479	472	577	562
Freestanding vision centers	0	0	226	322	331
Average annual sales per Wal*Mart leased
department vision center	$547	$535	$540	$527	$522
Average annual sales per other host
department vision center	$234	$245	$248	$242	$176
Average annual rent per Wal*Mart leased
department vision center	$76	$71	$68	$66	$63
Wal*Mart leased department vision centers
converted to supercenters	14	11	13	5	5

Capital expenditures	$5,209	$4,834	$5,379	$12,704	$9,183
Depreciation and amortization	$18,999	$16,233	$17,526	$18,602	$14,177
EBITDA (5)	$25,498	$19,581	$11,113	$20,775	$25,166
BALANCE SHEET DATA:
Total assets	$151,720	$173,948	$90,888	$220,219	$229,097
Current and long-term obligations	$109,706	$120,012	$183,735	$151,902	$139,608
Shareholders' equity / (deficit)	$13,469	$19,274	$(113,323)	$26,557	$43,927

*   See Disclaimer on page 3 of this Supplemental Disclosure.

(1) Financial information for all years presented includes results of international operations for the 12 months ended November 30.

(2) In 1999, the Company recorded a $2.7 million provision for the write-off of certain receivables and an impairment of $1.9 million in connection with 36 under-performing vision centers. The receivables provision was included in Selling, General & Administrative expense.

(3) In 2000, the Company recorded an impairment provision for inventory and receivables at the freestanding locations totaling $1.1 million and $518,000, respectively. These items were included in Cost of goods sold and Selling, General & Administrative expense, as appropriate.

(4) In 2001, the Predecessor Company recorded a $3.9 million provision for uncollectible receivables. Of this amount, $2.9 million related to the ongoing host businesses.  This expense was included in Selling, General & Administrative expense.

(5) EBITDA is calculated as operating income before interest, taxes, depreciation and amortization.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")  The following is a reconciliation of operating income to EBITDA (amounts in thousands):

	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)

Operating income / (loss)	$ 6,499	$ 3,348	$ (6,413)	$ 2,173	$ 10,989
Add back depreciation and amortization	18,999	16,233	17,526	18,602	14,177

EBITDA	$ 25,498	$ 19,581	$ 11,113	$ 20,775	$ 25,166

PRO FORMA RESULTS

On April 20, 2001, the Predecessor Company completed the sale of its freestanding retail operations to Vista Acquisition LLC (the “Buyer”).  We received consideration of approximately $7.0 million, consisting of $5.7 million in cash and a $1.3 million note receivable.  The note receivable was fully reserved at the time of the sale, due to the low probability of collection.  The assets sold consisted primarily of furniture, fixtures and inventory at approximately 200 freestanding locations and inventory and equipment at the Fullerton, California laboratory/distribution center.

In a related transaction, the Company agreed to sell to the Buyer its interest in a subsidiary for a $1.0 million note receivable (also fully reserved).  This subsidiary owns a portion of the equipment in approximately half of the freestanding locations sold.  The net book value of the assets of this subsidiary were fully depreciated or reserved at the time of the sale of the freestanding operations to reflect their estimated net realizable value.  In the fourth quarter of 2001, the Company determined that this related transaction would not be completed because of a failure to obtain regulatory approval.  The Company is winding down this subsidiary and does not anticipate material future operating income or expenses related to this subsidiary.  For purposes of the unaudited pro forma financial information, these transactions have been combined.

Pro forma unaudited financial results of the Company are presented below, as if the freestanding operations were disposed of at the beginning of the periods presented.  The freestanding operations were disposed of  in April of 2001 prior to the Company’s emergence from bankruptcy.  Accordingly, no pro forma information is provided for the Successor Company.  The pro forma results presented include certain adjustments and estimates by management.  The pro forma information does not necessarily reflect actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company without the freestanding operations.
	Five months ended June 2, 2001			Twelve months ended December 30, 2000
(unaudited)

	As reported	Adjustments	Pro forma	As reported	Adjustments	Pro forma

Net sales	$ 120,557	$ (18,215)	$ 102,342	$ 307,694	$ (60,779)	$ 246,915
Gross profit	$ 65,796	$ (9,051)	$ 56,745	$ 164,236	$ (30,755)	$ 133,481
Operating income /(loss)	$ 819	$ 4,026	$ 4,845	$ (6,413)	$ 19,906	$ 13,493

The above pro forma information is intended to represent the Company’s consolidated operations excluding the freestanding operations sold or closed in 2000 and 2001.  It does not exclude other operations that we actually closed and disposed of during the bankruptcy proceedings, including the Sam’s Club stores and Meijer Thrifty Acres stores.  As such, the pro forma information is not necessarily indicative of the future financial results of the Company’s ongoing operations.  (See "Management’s Discussion and Analysis of Financial Condition and Results of Operations" for historical pro forma results of operations for the Company's ongoing businesses.)

7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS

Pending Restatement of Financial Statements

The Company has previously announced that:

  it will restate its 2001 financial statements to adjust deferred income tax assets and liabilities that were recorded under "fresh start" accounting upon the Company's emergence from bankruptcy proceedings;

  the restatement will require a re-audit of these financial statements by the current auditors of the Company; and

  as a result of the re-audit, the Company will be unable to timely file its Form 10-K for fiscal 2002.

To provide current information about its financial condition and operations pending completion of the re-audit, the Company has decided to furnish the information set forth below.

With respect to such information:

  all financial information contained herein for fiscal 2002 is unaudited; and

  although presented in the form of a disclosure in Form 10-K, such information is not and should not be deemed to be a report on Form 10-K.

Results Of Operations

                The Company emerged from Chapter 11 on May 31, 2001 and implemented “fresh start” accounting as of June 2, 2001.  Results of operations for the 3 day period from May 31, 2001 through June 2, 2001 were not material.  In accordance with fresh start accounting, all assets and liabilities were restated to reflect their respective fair values.  The consolidated financial statements after that date are those of a new reporting entity and are not comparable to the periods prior to emergence.  However, for purposes of this discussion, the Successor results for the seven months ended December 29, 2001 have been combined with the Predecessor results of five months ended June 2, 2001 and then compared to the Successor results for the fiscal year ended December 28, 2002 and the Predecessor results for the fiscal year ended December 30, 2000.  Differences between periods due to fresh start accounting are explained when necessary.  Results for these periods are summarized in the following table:

National Vision, Inc.
Consolidated Statements of Operations *
(In thousands)
	Year ended	Year ended	Year Ended
	December 28, 2002	December 29, 2001 (A)	December 30, 2000
	(unaudited)	(unaudited)

Retail sales, net	$244,860	$256,100	$307,694
Premium revenue	2,160	--	--

Total net sales	247,020	256,100	307,694
Cost of goods sold	111,806	116,249	143,458

Gross profit	135,214	139,851	164,236
Selling, general & administrative expense	128,715	136,503	166,364
Impairment of long-lived assets	--	--	2,684
Restructuring expense	--	--	1,601

Operating income / (loss)	6,499	3,348	(6,413)
Interest expense, net	13,629	9,539	7,723

Loss before reorganization items, taxes
and extraordinary items	(7,130)	(6,191)	(14,136)
Reorganization expense / (gain)	--	(96,472)	121,539

Earnings / (loss) before taxes	(7,130)	90,281	(135,675)
Income taxes	--	--	--

Net earnings / (loss) before extraordinary item	(7,130)	90,281	(135,675)
Extraordinary gain / (loss), net of taxes	1,566	17,182	(827)
Cumulative effect, net of taxes	--	--	(3,378)

Net income / (loss)	$(5,564)	$107,463	$(139,880)

*	See Disclaimer on page 1.
(A)	Represents the combined results of the Successor for the seven months ended December 29, 2001 and the results of the Predecessor for the five months ended June 2, 2001.

The Company's results of operations in any period are significantly affected by the number and mix of vision centers operating during such period.  At December 28, 2002, the Company operated 518 vision centers, versus 514 vision centers at December 29, 2001 and 725 vision centers at December 30, 2000.  The freestanding stores open at year end 2000 were disposed of during the first half of 2001.  The following table sets forth information about the number and type of vision centers owned and operated by the Company as of the end of fiscal 2002, 2001 and 2000, respectively.

	December 28, 2002	December 29, 2001	December 30, 2000

Wal*Mart, domestic	399	400	397
Fred Meyer	58	55	56
Military	24	24	19
Wal*Mart de Mexico	37	35	27
Freestanding stores	--	--	226

TOTAL	518	514	725

YEAR ENDED DECEMBER 28, 2002 ("CURRENT YEAR") COMPARED TO YEAR ENDED DECEMBER 29, 2001 ("PRIOR YEAR")

Net sales.  The Company recorded net sales of $247.0 million in the Current Year versus $256.1 million in the Prior Year, a decrease of 3.5% or $9.1 million.  This decrease is mostly attributable to the sale or closure of the Company's freestanding operations in the first half of 2001.  These stores represented sales of $18.2 million in 2001.  The offsetting sales increase of $9.1 million came from the following areas:

--	$2.1 million of premium revenue from a managed care insurance product that the Company began selling in the Wal*Mart California vision centers during 2002, and
--	a domestic comparable store sales increase of 2.0% and sales from new stores opened since the end of 2001.

Historically, the Company's in-store presentation of frame and lens options was based on a package price concept.  The package price included a pair of frames, a base lens and certain lens options.  In July, the Company changed its presentation strategy by "unbundling" the package price so that pricing for frames and lenses are separately presented.  The new presentation is intended to be more clear, concise and customer-friendly and is similar to product and price presentation at a majority of our competitors' stores.  After an initial orientation phase, the Company has experienced increases in the average spectacle transaction value.  Although we expect these positive trends to continue, we can provide no assurance regarding future average transaction value.

Gross profit.  In the Current Year, gross profit dollars decreased by $4.6 million over gross profit dollars in the Prior Year.  This decrease in gross profit dollars is primarily the result of the disposition of the Company's freestanding operations in the first half of 2001.  The retail and insurance components of sales and gross profit for the Current and Prior Year are detailed below (in thousands):

	Year Ended		Year Ended
	December 28, 2002		December 29, 2001
	(unaudited)		(unaudited)

Retail sales, net	$244,860	100.0%	$256,100	100.0%
Retail cost of goods sold	109,869	44.9%	116,249	45.4%

Retail gross profit	$134,991	55.1%	$139,851	54.6%

Premium revenue	$2,160	100.0%	$--	--%
Claims expense	1,937	89.7%	--	--%

Insurance gross profit	$223	10.3%	$--	--%

Total net sales	$247,020	100.0%	$256,100	100.0%
Total cost of goods sold	111,806	45.3%	116,249	45.4%

Total gross profit	$135,214	54.7%	$139,851	54.6%

Retail gross profit increased as a percent of sales in the Current Year.  The Company experienced a shift in sales mix toward eyeglasses, coupled with an increase in eyeglass margins in the Current Year partially as a result of the Company's "unbundling" of frame and lens pricing.  This margin improvement was offset by an increase in rent expense (which is a component of Gross Profit) for the Wal*Mart division.  This was due to approximately 43 vision centers entering the "3-year option period" of the Wal*Mart lease.  The option period effectively increases each location's minimum rent requirement.  As of December 28, 2002, we have 126 vision centers in the three-year option period of the Wal*Mart lease.  We expect this trend of increased rent to continue as additional Wal*Mart locations enter the "option period" of their lease.  During 2002, the Company's effective rent percentage on the Wal*Mart store revenues was approximately 14%.  Any significant shortfall in comparable store sales would have a negative impact on occupancy expense as a percent of sales.  The Company cannot give any assurances that it will be able to continue to record comparable sales increases at these levels.

Insurance gross profit represents premium revenue less claims expense for a managed care insurance product that the Company began selling in the Wal*Mart California vision centers in the second quarter of 2002.  We do not expect a significant change in insurance gross profit as a percent of premium revenue in future periods.  The addition of the lower-margin managed care insurance product increases total revenues and gross profit dollars, but decreases total gross profit as a percent of total net sales.

Selling, general and administrative expense ("SG&A expense").  SG&A expense (which includes both store operating expenses and home office overhead) decreased to $128.7 from the Prior Year amount of $136.5 million.  This dollar decrease was primarily the result of lower payroll, depreciation and other expenses due to the above-mentioned disposition of the Company's freestanding operations in April 2001.  Also, SG&A expense declined as a percentage of sales to 52.1% in the Current Year compared to 53.3% in the Prior Year.  The percentage decrease in SG&A was the result of:

1)	significant improvements in managed care processing which resulted in a decline in receivable write-offs in the Current Year, and
2)	a reduction in advertising spending in the Current Year versus the Prior Year.

This decrease was partially offset by:

1)	approximately $800,000 in incremental costs incurred for evaluating and implementing organizational changes. These costs are expected to continue in the first half of 2003 as we proceed with this process, and

2)	increases in retail-level payroll costs, which increased approximately $4.9 million or 1.0% of sales over the Prior Year.

This payroll increase was due to 1) an increase in health and medical benefit costs, 2) an increase in rates in certain markets, where growing competition resulted in upward pressure on rates for optical personnel, and 3) an increase in legal and professional fees related to regulatory developments in the state of California.

Operating income.  Operating income increased from $3.3 million in the Prior Year to $6.5 million in the Current Year primarily due to the disposition of the freestanding operations in April 2001.  Operating income as a percentage of sales was 2.6% in the Current Year, compared to 1.3% in the Prior Year.

Interest expense.  Interest expense in the Current Year represents a full year's worth of interest incurred on an average subordinated debt balance of $116 million.  As a result of the Company's Chapter 11 proceedings, the Company did not accrue interest on subordinated debt until it emerged from Chapter 11 in May 2001.

Reorganization gain.  The reorganization gain of $96.5 million in 2001 is discussed in detail under "Year Ended December 29, 2001 Compared to Year Ended December 30, 2000."

Extraordinary gain, net.  During the Current Year, the Company repurchased notes with a face value of approximately $4.5 million for $3 million in cash, which included accrued interest of approximately $106,000.  These transactions resulted in an extraordinary, non-cash gain of $1.6 million.  The extraordinary gain in the Prior Year represents the gain on extinguishment of debt as recorded in fresh start accounting.

Net income.  The Company posted a net loss of $5.6 million in the Current Year versus net income of $107.5 million in the Prior Year.  The current period variance is primarily the result of fresh start adjustments and the gain on extinguishments of debt recognized in May 2001 as the Company emerged from Chapter 11.

EBITDA.  EBITDA is calculated as operating income before interest, taxes, depreciation and amortization.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")

EBITDA increased by approximately $5.9 million over the Prior Year primarily due to the disposition of the Company's freestanding operations in April 2001.  The improvement in the Current Year was partially reduced by approximately $800,000 of costs incurred in 2002 for evaluating and implementing organizational changes.

The following is a reconciliation of operating income to EBITDA (amounts in thousands -- unaudited):
	2002	2001

Operating income	$ 6,499	$ 3,348
Add back depreciation and amortization	18,999	16,233

EBITDA	$ 25,498	$ 19,581

THREE MONTHS ENDED DECEMBER 28, 2002 ("CURRENT THREE MONTHS") COMPARED TO THE THREE MONTHS ENDED DECEMBER 29, 2001 ("PRIOR THREE MONTHS")

Condensed consolidated results for the fourth quarter of 2002 and 2001 are included in the quarterly pro forma table on page 24.  Both quarters shown are actual results.  Significant variances are discussed below.

Net sales.  The Company recorded net sales of $61.5 million in the Current Three Months versus $57.2 million in the Prior Three Months, an increase of $4.3 million or 7.4%.  This increase was primarily due to November promotions that gave rise to a quarterly domestic comparable store sales increase of 5.5%.  Premium revenue of approximately $0.8 million in the Current Three Months also contributed to the total net sales increase.

Gross profit.  In the Current Three Months, gross profit dollars increased by $1.6 million over the Prior Three Months.  Gross profit percentages declined from 52.6% in the Prior Three Months to 51.6% in the Current Three Months as the product mix shifted towards contact lenses and accessories, which have lower margins than eyeglass sales.  Also, premium revenues, which have a gross profit margin of approximately 7 to 10%, contributed to the decline in gross profit percentage in the Current Three Months.

Selling, general and administrative expense ("SG&A expense").  SG&A expense (which includes both store operating expenses and home office overhead) increased from $30.1 million in the Prior Three Months to $31.6 million in the Current Three Months.  Increases in compensation costs were a significant factor in the dollar increase in SG&A expenses.  More specifically, fourth quarter 2002 includes payroll cost in excess of $1 million related to a quarterly management incentive plan as well as costs associated with organization changes.  Regarding the incentive plan, the management team qualified for an incentive based on achievement of a pre-determined level of EBITDA, with such payment amounts to occur during the first quarter of 2003.  Lastly, the Company incurred approximately $400,000 of expenses related to its review of the Company's retail and support organization.  Expenses for this project will continue into the first half of 2003, as we proceed with this process.  SG&A expense decreased as a percent of sales from 52.7% in the Prior Three Months to 51.4% in the Current Three Months.  This decline is partially due to:
1)	significant improvements in managed care processing which resulted in a decline in receivable write-offs in the Current Three Months, and
2)	a reduction in advertising spending in the Current Three Months versus the Prior Three Months.

The current year improvement in SG&A expenses as a percent of sales was partially offset by increases in rent expense (which is a component of gross profit) as a percent of sales for the Wal*Mart division.  This was due to approximately 46 vision centers entering the three-year option period of the Wal*Mart lease since the end of the Prior Year.  The option period effectively increases each location’s minimum rent requirement. We expect this trend of increased rent to continue as additional Wal*Mart locations enter the option period of their lease. During 2002, the Company’s effective rent percentage on the Wal*Mart store revenues was approximately 14.0%.   Any significant shortfall in comparable store sales would have a negative impact on occupancy expense as a percent of sales.  The Company cannot give any assurances that it will be able to continue to record comparable sales increases at historical levels.

Operating income.  Operating income for the Current Three Months was up $0.1 million to $92,000 from a loss of $48,000 in the Prior Three Months primarily because of strong domestic comparable store sales in the Current Three Months.

Interest expense.  Interest expense declined by $661,000 in the Current Three Months to $3.0 million due to principal repayments and repurchases totaling $10.4 million since the Prior Three Months.

Extraordinary gain.  The Company repurchased notes with a face value of approximately $2.8 million for $1.8 million in cash, which included accrued interest of approximately $20,000.  These transactions resulted in an extraordinary, non-cash gain of $1.0 million in the Current Three Months.

Net loss.  The Company's net loss in the Current Three Months was approximately $1.8 million compared to a net loss of $3.7 million in the Prior Three Months.  This improvement of $1.9 million over the Prior Three Months is attributable to three factors:

1)	strong operating performance in the Current Three Months, as evidenced by domestic comparable store sales growth of 5.5% and an increase in operating income of approximately $140,000 over the Prior Three Months;

2)	decreases in interest expense due to reductions in the total outstanding debt; and
3)	an extraordinary gain of approximately $1.0 million as we repurchased a portion of our senior subordinated debt at a discount.

YEAR ENDED DECEMBER 29, 2001 COMPARED TO YEAR ENDED DECEMBER 30, 2000

Net sales. The Company recorded net sales of $256.1 million in fiscal 2001, a decrease of 16.8% from sales of $307.7 million in fiscal 2000.  Sales decreased due to the following reasons:

  In April 2001, the Company disposed of the remainder of its freestanding stores.  These stores had sales of approximately $61 million in 2000 versus sales of $18 million in 2001.

  The Company closed all of its Sam’s Club operations in the third quarter of 2000.  These locations had sales of approximately $12 million in fiscal 2000.

In fiscal 2001, comparable store sales in the Company’s Wal*Mart business declined 0.5% from levels recorded in fiscal 2000.  This decrease was partially offset by sales from 5 new stores opened in 2001.

Gross profit.   In fiscal 2001, gross profit decreased to $139.9 million from $164.2 million in fiscal 2000.  This decrease in gross profit was primarily driven by a reduction in sales caused by the closure of the freestanding locations and the Sam’s Club locations.  Gross margin, as a percent of sales, increased to 54.6% from 53.4% in fiscal 2000.  Gross margin percentage was positively impacted by an increase in eyeglass margins, resulting from the introduction and repositioning of certain eyeglass lens items and additional price-point options placed on the frame boards.  Also, in fiscal 2000, the Company recorded a charge of approximately $1.1 million to adjust inventory of the freestanding locations to its net realizable value.

The 2001 improvement was partially offset by increases in rent expense (which is a component of gross profit) as a percent of sales for the Wal*Mart division.  This was due to approximately 46 vision centers entering the three-year option period of the Wal*Mart lease during 2001.  The option period effectively increases each location’s minimum rent requirement.

Selling, general, and administrative expense (“SG&A expense”).  SG&A expense (which includes both store operating expenses and home office overhead) decreased to $136.5 million in fiscal 2001 from $166.4 million in fiscal 2000.  The dollar decrease was primarily the result of lower payroll, depreciation and other expenses due to the above-mentioned store dispositions and closures.  SG&A expense also decreased as a percent of sales from 54.1% in fiscal 2000 to 53.3% in fiscal 2001.

The percentage decrease in SG&A was the result of

  a 1.7% decrease in retail and field supervision payroll costs as a percent of sales primarily due to the closure of the freestanding stores that had higher payroll costs as a percent of sales;
  a charge of approximately $0.5 million in the prior year to adjust accounts receivable in the Company’s freestanding stores to net realizable value; and
  a reduction in total advertising expenditures in fiscal 2001 due to the disposal of the Company’s freestanding locations.  Historically the Company’s advertising expenditures for the freestanding locations have been in excess of 10% of sales, well in excess of expenditures as a percentage of sales for the domestic host businesses.  Advertising for the Company’s domestic host businesses in 200 was up slightly from historical levels.

This decrease was partially offset by:

   the amortization of the newly established intangible value of contractual rights of approximately $4.4 million for the seven months ended December 29, 2001;
  a $3.9 million non-cash charge for uncollectible managed care receivables in the Predecessor Company ($2.9 million of which related to ongoing businesses); and
  an increase in third party processing costs as a result of increased managed care sales and receipts.

Impairment loss and restructuring expense.  In the first quarter of 2000, the Company recorded a non-cash pre-tax charge of approximately $2.7 million, primarily related to the impairment of leasehold improvements and furniture and fixtures of 91 stores which were closed prior to the Company’s Chapter 11 filing.  Also, the Company recorded a $1.6 million reserve for anticipated closing costs which was comprised of $1.4 million of lease termination costs and $0.2 million of severance and other closing costs.

Operating income / (loss).  Operating income for fiscal 2001 increased to $3.3 million from a loss of $6.4 million in fiscal 2000.  Operating income as a percentage of sales prior to the restructuring reserve and the impairment loss was 1.3% in fiscal 2001, compared to a loss of 2.1% in fiscal 2000.  This improvement was primarily due to the closure of the freestanding locations and the Sam’s Club locations.

 Interest expense.  Interest expense increased to $9.5 million compared to $7.7 million in fiscal 2000.  In fiscal 2000, the Company stopped accruing interest on unsecured debt.  The Company emerged from bankruptcy on May 31, 2001, and new senior notes in the amount of $120 million and bearing interest of 12% were issued and the previous notes were cancelled.  The new notes were outstanding for seven months in the fiscal 2001 and interest of approximately $8.4 million was accrued.  Contractual interest for fiscal 2000 was $20.7 million.

Reorganization items.  The Company recorded all transactions incurred as a result of the Chapter 11 filing separately as reorganization items.  There were no reorganization items recorded after June 2, 2001, as the Company emerged from bankruptcy.  The table below summarizes the items incurred by the Predecessor Company (amounts in thousands):
	Five Months Ended	Year Ended
	June 2, 2001	December 30, 2000
	(unaudited)

Fresh start adjustments (a)	$(114,263)	$–
Impairment of goodwill	–	100,805
Impairment of fixed assets	33	12,000
Provision for rejected leases	1,592	1,920
Loss on disposal of freestanding division	9,688	–
Other store closing costs	532	670
Retention plan	3,231	2,173
Professional fees	2,008	3,421
Letter of credit reserve on DIP Facility	197	–
Interest income on accumulated cash	(127)	(144)
Other reorganization costs	637	694

Reorganization (gain) / expense	$(96,472)	$121,539

a)	The adjustments represent the elimination of Predecessor Company equity and the fair value adjustments that were made as part of fresh start accounting.

Extraordinary items.  In 2001, as part of the Company’s emergence from bankruptcy, the Predecessor Company recognized an extraordinary gain of $17.2 million related to the extinguishment of debt.  The gain was calculated as follows (amounts in thousands -- unaudited):

Liabilities subject to compromise	$169,245
Deferred financing costs related to cancelled senior notes	(7,063)

Net liabilities extinguished	162,182
Less: Reorganized value	145,000

Gain on extinguishment of debt	$17,182

The 2000 results also include an extraordinary loss of $827,000 associated with the write-off of the capitalized costs of the Company’s previous Foothill credit facility.

Net income / (loss).  The Company posted net income of $107.5 million in fiscal 2001 versus a net loss of $139.9 million in fiscal 2000.  Of the 2001 net income of $107.5 million, $96.5 million results from a reorganization gain, as noted above.

EBITDA.  EBITDA is calculated as operating income before interest, taxes, depreciation and amortization.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")  EBITDA increased in the current year due to the disposal of the freestanding operations in April 2001.  These stores had lower average sales and higher expenses as a percent of total sales than the domestic host businesses.

The following is a reconciliation of operating income to EBITDA (amounts in thousands):

	2001	2000
	(unaudited)

Operating income / (loss)	$ 3,348	$ (6,413)
Add back depreciation and amortization	16,233	17,526

EBITDA	$ 19,581	$ 11,113

Proceedings Under Chapter 11 of the Bankruptcy Code

On April 5, 2000, the Company and ten of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Northern District of Georgia for reorganization under Chapter 11 (the “Chapter 11 Cases”).  In March 2001, the Debtors filed a plan of reorganization (the “Plan”) for the Chapter 11 Cases.  The Plan was confirmed by the bankruptcy court on May 18, 2001.  On May 31, 2001, after securing a new revolving credit facility with Fleet Capital Corporation, the Company emerged from bankruptcy.

Under the Plan, the Company’s pre-petition unsecured claims were converted into new secured notes and common stock.  The secured notes have a face value of $120 million, provide for the payment of interest of 12% twice a year at the end of March and September, and are subordinated to debt under the Company’s credit facility.  The notes are payable over eight years with principal repayments based on excess cash flow (as defined) for the prior six month period.  Five million shares of new common stock, par value $0.01, were issued, based on the Company’s reorganization value.  Under the Plan, former shareholders received no value for their interests, consequently, all common stock issued prior to emergence from bankruptcy was cancelled.

The Company’s reorganization value was developed by the Company, the Official Committee of Unsecured Creditors and their respective financial advisors.  The reorganization value was based on a calculation of the present value of the free cash flows under the Company’s financial projections, including an assumption of a terminal value. Such projections were necessarily based on a variety of estimates and assumptions which might not be realized and are inherently subject to significant uncertainties and contingencies.  Some assumptions inevitably will not materialize.  The projections therefore should not be considered as a guarantee or other assurance of actual results.

The allocation of the Company’s reorganization value is shown below (amounts in thousands -- unaudited):

Reorganized value:
New Debt	$120,000
New Equity	25,000

Reorganization value	$145,000

In the allocation of the reorganization value, the Company’s tangible and intangible assets were recorded at their assumed fair value.  Intangible Value of Contractual Rights, approximating $113.6 million, was established as part of fresh start accounting and will be amortized over 15 years using the straight-line method.  This intangible asset represents the value of the Company’s lease agreement and the business relationship developed with Wal*Mart.  In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," this intangible is an amortizable asset because it has a finite useful life.  However, the precise length of its life is subject to future change due to various reasons, including the Wal*Mart superstore conversions that automatically trigger extensions on the contractual life of the asset, possible changes and/or extensions to the Master Lease Agreement as well as other businesses that may be developed through our relationship with Wal*Mart.  Based on projections, management believes that the best estimate of the useful life of this asset is 15 years.  Due to the uncertainty involved in predicting the pattern of economic benefits realized from the Wal*Mart relationship, this asset is amortized using the straight-line method.

HISTORICAL PRO FORMA RESULTS OF ONGOING OPERATIONS.

The following information presents the Company’s results of operations for the retail store operations retained by the Company upon emergence from bankruptcy in June 2001.  Accordingly, data for the first and second quarter of 2001 is presented on a pro forma basis as if the freestanding operations were closed or disposed of as of the beginning of 2001.  Costs related to the bankruptcy, reorganization and restructuring costs are excluded.  This 2001 information includes significant non-cash provisions of $2.9 million for receivables and $300,000 for inventory.

2002 (2)	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	2002

Store count at end of period	516	518	518	518	518
Domestic comparable store sales growth	0.0%	1.0%	1.5%	5.5%	2.0%
Net sales	$ 61,873	$ 61,935	$ 61,745	$ 61,467	$ 247,020
Gross profit	$ 34,893	$ 34,254	$ 34,358	$ 31,709	$ 135,214
Operating income	$ 2,160	$ 2,008	$ 2,239	$ 92	$ 6,499
EBITDA (1)	$ 7,113	$ 6,876	$ 7,030	$ 4,479	$ 25,498

Capital expenditures	$ 796	$ 1,357	$ 825	$ 2,231	$ 5,209
Depreciation and amortization	$ 4,953	$ 4,868	$ 4,791	$ 4,387	$ 18,999

	Pro Forma	Pro Forma			Pro Forma
2001 (2)	First	Second	Third	Fourth	Fiscal
	Quarter	Quarter	Quarter	Quarter	2001

Store count at end of period	502	503	505	514	514
Domestic comparable store sales growth	-0.5%	0.5%	0.0%	-0.5%	0.0%
Net sales	$ 60,906	$ 60,042	$ 59,741	$ 57,196	$ 237,885
Gross profit	$ 33,357	$ 33,699	$ 33,644	$ 30,100	$ 130,800
Operating income	$ 4,428	$ 789	$ 2,204	$ (48)	$ 7,374
EBITDA (1)	$ 7,245	$ 4,232	$ 7,183	$ 4,862	$ 23,523

Capital expenditures	$ 1,200	$ 1,100	$ 970	$ 1,445	$ 4,715
Depreciation and amortization	$ 2,817	$ 3,443	$ 4,979	$ 4,910	$ 16,149

(1)	EBITDA. EBITDA is calculated as operating income before interest, taxes, depreciation and amortization. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")

(2)	Amounts in thousands, except store count and sales growth -- unaudited. See Disclaimer on page 3.

Year Ended December 28, 2002 ("Current Year")
Compared to the Pro Forma Year Ended December 29, 2001 ("Pro Forma Prior Year")
(amounts in thousands, except store count and store comp -- unaudited)

	Fiscal Year Ended

		Pro Forma
	December 28, 2002	December 29, 2001
Domestic store comp %	2.0%	0.0%
Store count at end of period	518	514
Net sales	$247,020	$237,885
Gross profit	$135,214	$130,800
Operating income	$6,499	$7,374
EBITDA	$25,498	$23,523
Capital expenditures	$5,209	$4,715
Depreciation and amortization	$18,999	$16,149

Other variances are discussed below:

--	Net sales increased over the Pro Forma Prior Year primarily due to a 2.0% domestic comparable store sales increase and premium revenue of $2.2 million in the Current Year.
--	Gross profit as a percent of sales decreased to 54.7% from 55.0% in the Pro Forma Prior Year. This percentage decrease was partially driven by $2.2 million in sales of a new managed care product in the Company's California Wal*Mart stores. This product has a profit margin of approximately 7 to 11% of sales, which served to increase the Company's gross profit dollars, but decreases gross profit as a percent of sales.

--	Operating income declined in the Current Year primarily as a result of the amortization of Intangible Value of Contractual Rights and depreciation of revalued fixed assets, both of which were established during fresh start accounting. The incremental increase in these expenses was $3.8 million in the Current Year. This increase in expenses was partially offset by the Prior Year non-cash provision of $2.9 million related to receivables.

--	SG&A expense increased due to an increase in payroll costs as a percent of sales primarily resulting from new store openings and an increase in benefit costs and payroll rates in certain markets where increased competition has resulted in upward pressure on rates for optical personnel. Also, in the fourth quarter of 2002, the Company incurred approximately $800,000 of consulting expenses and other organizational costs as part of our review of the retail and support organizations, processes and technology.

--	EBITDA improved by approximately $2.0 million in the Current Year from 9.8% of sales to 10.3% of sales. This is primarily attributable to the significant non-cash charges in the Pro Forma Prior Year composed of $2.9 million for receivables and $300,000 for inventory.

The following is a reconciliation of reported results to the historical pro forma results as if the freestanding operations were closed or disposed of as of the beginning of the periods presented.  No reconciliation is provided for 2002 as these closed operations were discontinued prior to 2002.  This table also includes the reconciliation of operating income to EBITDA of reported results to the historical pro forma results for the Year Ended December 29, 2001.  EBITDA is calculated as operating income before interest, taxes, depreciation and amortization.  (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")

	Year Ended
	December 29, 2001
	(amounts in thousands -- unaudited)

	As Reported (A)	Adjustments	Pro Forma

Net sales	$256,100	$18,215 (B)	$237,885
Cost of goods sold	116,249	9,164 (B)	107,085

Gross profit	139,851	9,051	130,800
Selling, general & administrative	136,503	13,077 (B)	123,426

Operating income / (loss)	$3,348	$(4,026)	$7,374

Depreciation and amortization	16,233	84	16,149

EBITDA	$19,581	$(3,942)	$23,523

(A)

Represents the combination of the Predecessor Company’s financial results for the five months ended June 2, 2001 and the  Successor Company’s financial results for the seven months ending December 29, 2001.

(B)	Represents the results of the freestanding operations that were either sold or closed during the restructuring of the Company.

SUMMARY OF LEASE AGREEMENTS

We have agreements governing our operations in host environments, such as Wal*Mart.  Typically, each agreement is for a base term, followed by an option to renew for a specified length of time.  The agreements provide for payments of minimum and percentage rent, and also contain customary provisions for leased department operations.  The table below sets forth key data about each of these agreements:
Vision Centers Located In	No. of Units as of December 28, 2002	Length of Base Term (in years)	Length of Option Term (in years)	No. of Options Exercisable in Fiscal 2003

Wal*Mart	399	9	3	52
Fred Meyer	58	5	5	50
Wal*Mart de Mexico	37	5	2 or 1	13
Military Bases	24	2 or 5	--	10

Wal*Mart Vision Centers

Our agreement with Wal*Mart gives us the right to open 400 vision centers, the last of which opened in 2001.  Our agreement with Wal*Mart also provides that, if Wal*Mart converts its own store to a supercenter (a store which contains a grocery department in addition to the traditional Wal*Mart store offering) and relocates our vision center as part of the conversion, the term of our lease begins again.  During 2002, 14 locations were relocated, effectively renewing these leases.  We expect approximately 16 leases to relocate to supercenters in 2003.  As of December 28, 2002, we have 158 vision centers located in Wal*Mart supercenters.  We believe that Wal*Mart may in the future convert many of its stores and thereby cause many of our leases to start again.  We have received no assurances from Wal*Mart as to how many of their locations will ultimately be converted.

We have previously discussed with Wal*Mart possible amendments to our master license agreement.  The parties have considered various proposals to restructure the master license agreement.  At this time, the parties have not agreed to amend the master license agreement, which remains in effect.  The Wal*Mart leases will accordingly expire as noted in the table below.  The number of lease expirations indicated could decrease if there are future supercenter conversions.

The following table sets forth the number of leases for domestic Wal*Mart and Fred Meyer vision centers that expire each year, assuming the Company exercises all available options to extend the terms of the leases.  This table includes 16 future Wal*Mart superstore conversions which are scheduled at this time.

Leases Expiring in Calendar Year

HOST COMPANY	2002	2003	2004	2005	2006	2007	2008	2009 AND THEREAFTER	TOTAL

Wal*Mart	6	32	41	40	52	58	29	142	400
Fred Meyer	–	–	–	–	–	–	58	–	58
Totals	6	32	41	40	52	58	87	142	458

Of the 6 Wal*Mart leases scheduled to expire in 2002, one location was closed in the first quarter of 2002 at the end of the original nine-year lease term.  The remaining 5 leases expired on December 31, 2002, which fell in the Company's 2003 fiscal year.  In 2002, these 5 leases represented annualized sales of approximately $3.3 million and annualized store-level cash flow of approximately $1 million.  In fiscal 2003, 37 leases are scheduled to expire, including 5 that closed on December 31, 2002; 13 in the first quarter, 5 in the second quarter, 7 in the third quarter, and 12 in the fourth quarter.  In 2002, these stores represented annualized sales of approximately $16.6 million and annualized store-level cash flow of approximately $2.3 million.  Store-level cash flow excludes corporate overhead and other costs not specifically attributable to individual stores.  The Company anticipates that the results of stores which cease operations in 2003 will be shown as discontinued operations beginning in 2003.

As of March 7, 2003, we have closed 13 Wal*Mart vision centers in fiscal 2003.  We are experiencing declining sales of approximately -25% in the final month of operations for stores that are closing.  We also have incurred store closing costs, including severance related to the thirteen stores closed through March 7, 2003.  Store closing costs average between $5,000 and $10,000 per vision center.

As of December 28, 2002, we had 126 vision centers that were operating in the three-year extension period of the Wal*Mart lease.  We exercised our option to renew the leases for the three year extension period for 43 Wal*Mart vision centers in 2002.  The base term for 52 vision centers expires in 2003, and we will need to determine which leases to extend.  We expect to renew the leases for the vast majority of these vision centers.  These decisions will be based on various factors, including sales levels, anticipated future profitability, increased rental fees in the option period, and market share.

Other Vision Centers

Our agreement with Wal*Mart de Mexico provides that each party will not deal with other parties to operate leased department vision centers in Mexico.  (We have agreed to waive this restriction for the next five stores opened by Wal*Mart de Mexico.)  This agreement also permits each party to terminate the lease for each vision center which fails to meet minimum sales requirements specified in the agreement.  Under our agreement with Wal*Mart de Mexico, we have two options for two-year renewals, and one option for an additional one-year renewal, for each vision center.

Our agreement with Fred Meyer obligates us to exercise our renewal option as to all or none of these locations with the exception of five stores, which are covered by a separate agreement.  This option must be exercised in 2003.

OPERATING STRATEGIES

Our current strategic process includes (1) maximizing sales and cash flow from our Wal*Mart stores and other host retail operations, (2) selectively expanding  store operations in other host environments, and (3) testing, developing and creating additional growth opportunities within Wal*Mart.

During the second half of 2002, we implemented numerous changes and initiatives in our existing host stores, which, we believe, will improve our long-term operations and profitability for the average store.  Such changes and initiatives include the following:

  In July, we changed the in-store presentation and pricing strategy of our frame and lens options by “unbundling” the package prices so that pricing for frames and lenses are separately presented in the store.  The new presentation is more clear, concise and customer-friendly and is similar to product and price presentation at optical stores managed by Wal*Mart.  We believe this change has provided an increase in average spectacle transaction value.  Additionally, because the product and pricing presentation is similar between National Vision optical stores and Wal*Mart optical stores, it allows for both companies to partner as one united optical source for managed care plans.

  We instituted a partnership initiative with our independent doctors which includes business discussions and goal setting with objectives toward improving the working relationship between the retail optical store and the doctor’s practice, as well as improving business results.  This initiative is an ongoing process.

  We broadened and improved our offerings related to our fourth quarter contact lens promotion and our holiday promotions.

During the first half of 2003, we will continue to implement changes and initiatives that, in the opinion of management, will have a favorable long-term impact on the operations and profitability of our existing host stores.  Some of the anticipated changes and initiatives may be summarized as follows:

  New Frame Collection/Improved Price Points:  We rolled out a new frame collection in January and February.  Through this process, we substantially reduced the number of frame vendors, consolidated certain price points and enhanced the presentation of the frames on the frame boards.  As a result of this process, we expect to achieve an increase in gross profit margin as a percent of sales and an increase in average transaction value on frame sales.
  Improvements to Store-level Operations:  During our annual sales meeting in January, we introduced new improvements in store operating procedures, which include:
(a)	A “code of excellence” for all associates with a new training regimen which requires skill practice sessions on a weekly basis;
(b)	A revised store compensation plan, which is simpler in concept and shorter in duration, with payouts every two weeks.
(c)	A revised approach to store personnel scheduling based on a pre-determined hours matrix targeting required coverage based on store sales volume;
(d)	Added technology at store level, on an as-needed basis to enhance performance, including computer upgrades, voice mail and new printers; and
(e)	Improved management training for district and region managers.

  Capitalizing on Managed Care Opportunities:  During the first quarter of 2003, we neared completion of restructuring our approach to the Managed Care optical market segment.  In 2002, managed care sales requiring reimbursement by plan payors represented approximately 11% of our domestic retail sales.  Industry statistics indicate managed care sales are between 45% and 55% of optical industry sales (statistics exclude optometrist examination fees).  The objective of these changes is to put ourselves in a better position to increase our share of sales in this market segment.  We have engaged an outside consulting firm with strong retail experience to assist us in this process.  Through this process, the Company has also consulted with Wal*Mart, with the goal to explore alternatives that would allow both companies to work together in servicing this market segment.  The components of this revised approach to the managed care segment may be summarized as follows:
(a)	Increase plan participation and plan utilization, which will lead to greater sales growth;
(b)	Increase participation by our optometrists and improve the teamwork between the optometrists and the retail associates, which will lead to increased plan participation and plan utilization;
(c)	Develop faster, better, cheaper and easier in-store processes, which incorporate personal computer and web-based applications for eligibility verification and claims processing; this will enhance participation by our optometrists and lead to improved teamwork at the store level; and
(d)	Continue improvement to our back office processing environment to accommodate sales growth and to facilitate collections of reimbursement amounts from payors.

We view the managed care market as the best opportunity for enhanced sales growth in our existing retail store operations.
  Changes to Merchandising Presentation:  During 2003, we will review all of our product offerings with an eye toward:
(a)	improvement of product presentation;
(b)	enhancement of the pricing structure;
(c)	improvement in product margins;
(d)	simplification of associate presentation to customers; and
(e)	higher customer satisfaction.

As of the first quarter of 2003, we have completed the rollout of a new accessory collection that adds value to our customers purchasing eyewear. We expect to complete our review of our contact lens and eyeglass lens offerings by the end of the second quarter 2003.

  Improvements in Store Support:  On an ongoing basis, we continue to review alternatives to improve the way our labs and distribution centers support our stores.  We will continue to pursue such changes in this area if such changes represent an improvement in our efficiency and quality of store support.  We are currently testing taking lensmaking labs out of the stores and providing quality service from our central labs.  We expect to test this in approximately 50 stores by the end of the second quarter.

We are also looking at new growth opportunities that are similar to our existing optical business and that allow for leveraging existing competencies and capacities.  These growth opportunities represent new areas in which we do not currently have an operating business.  In order to create new business opportunities, our strategic focus is to leverage existing strengths acquired in operating our host retail optical stores.  The Company is considering the creation of a retail business with both a product and service component, consultation from a professional services expert and a store model within a host environment.  We are considering options including health wellness and beauty-related services, which require competencies and customer support services similar to those required in the optical industry.  As part of our efforts, we are working with Wal*Mart to investigate potential growth vehicles.  We can provide no assurances, however, (a) that Wal*Mart or any other host operator will permit us to test new concepts in their stores, (b) that any such test will be successful, or (c) that we will be able to develop a profitable line of business arising out of any such test.

Under the indenture governing the Company's senior notes, the Company can engage in businesses that are "the same, similar or reasonably related to" the businesses engaged in by the Company as of the date the Company emerged from bankruptcy.  In the fourth quarter of 2002, certain holders of the Company's senior notes (who also own a significant percentage of the Company's common stock) notified the Company that on the basis of this limitation in the indenture, they objected to the Company's engaging in lines of business outside of retail vision centers.  The Company has engaged in discussions with these holders.  We believe that, to date, the Company has complied with the provisions of the indenture, and the Company intends to continue to comply with these provisions.  It is possible, however, that the indenture could prohibit the Company from engaging in business opportunities it is exploring or may explore in the future, or that there could be a dispute with those bondholders regarding the applicability of those provisions.  These same holders have also objected to the Company's repurchase of senior notes outside of the mandatory repurchase provisions of the indenture (see "Liquidity and Capital Resources").

The Company is in the process of finalizing a lease with Wal*Mart for the operation of two hearing centers.  We believe that, consistent with our indenture, we may engage in this line of business.

In the fourth quarter, we initiated a review of the Company's retail and support organizations, store and home office processes and the technology that supports both.  As part of our review process, we have engaged an outside consulting firm to assist us.  Our initial focus will be on our Wal*Mart vision centers in three areas:  1) optimizing store employee and doctor scheduling, 2) simplifying and improving the processing of managed care transactions at the store and in the retail support center, and 3) simplifying and improving the customer order and delivery process.  We expect to begin implementing changes in processes, systems and possibly in staffing levels in 2003.

The outside consulting firm will also assist us in complying with new requirements under the Health Insurance Portability and Accountability Act ("HIPAA").  We will continue to incur expenses and make capital expenditures in 2003 in order to comply with these regulations.

LIQUIDITY AND CAPITAL RESOURCES

Our capital needs have been for operating expenses, capital expenditures, the repayment of principal on the Senior Subordinated Notes and interest expense.  Our sources of capital have been cash flow from operations.

It is the Company's intent to use excess cash for its ongoing operations, repurchase of notes, and repayment of principal on the Company's outstanding debt.  As of March 7, 2003, the Company's remaining unused availability under its credit facility with Fleet, after being reduced for letter of credit requirements, has increased slightly to approximately $1.8 million from $1.7 million at December 29, 2001.  At December 28, 2002, the Company had no borrowings under its credit facility, and had letters of credit of $4.4 million outstanding.  The Company believes that cash generated from operations and funds available under the credit facility will be sufficient to satisfy its cash requirements through 2003.

The Company made a principal redemption payment on the Senior Subordinated Notes of approximately $2.9 million on February 28, 2003 to bond holders of record on February 3, 2003.  The Company also made principal redemption payments of $4.2 million on August 28, 2002 and $1.6 million on February 28, 2002.  These redemptions are based on the requirements of the indenture and are made at 100% of par.  Each principal redemption payment is based on the results for the six-month period ending in June or December, respectively.  A summary of the redemption payment calculation, which is based on earnings before interest, taxes, depreciation and amortization, is set forth in the following table (in millions):

		Six Months Ended December 28, 2002
		(unaudited)

Consolidated EBITDA (a)		$11.8
Plus: Cash taxes (b)		1.3
Less:	Non-cash gains (c)	(0.2)
	Change in working capital	(0.6)
	Interest expense	(6.8)
	Capital expenditures	(2.6)

	Excess Cash Repayment	$2.9

(a)	EBITDA is calculated as operating income before interest, taxes, depreciation and amortization expense. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Use of Non-GAAP Financial Measures.")

(b)	The add-back of cash taxes represents an income tax refund received in 2002.
(c)	The deduction of non-cash gains represents additional non-cash consideration received for assets previously written off.

In addition, the Company made an interest payment of approximately $6.7 million from existing cash balances on September 27, 2002.  The next scheduled interest payment of approximately $6.6 million was made on Friday, March 28, 2003.

During the third quarter of 2002, the Company's Board of Directors authorized the Company to spend up to $3 million in cash to repurchase (in private, unsolicited transactions) the Company's Senior Subordinated Notes, within a rolling twelve-month period.  The initial twelve-month rolling period started in August 2002.  These repurchases have been made on individually negotiated discounts to par.  As of December 28, 2002, the Company had repurchased Notes with a face value of $4.5 million for $3.0 million in cash (which included $106,000 of accrued interest), resulting in a non-cash, extraordinary gain of $1.6 million.

Certain holders of the Company's senior notes have objected to these repurchases at a discount.  The Company has engaged in discussions with these holders and believes that it has the legal right to continue to repurchase the notes.  The Board of Directors is evaluating various means of continuing these repurchases.  The Company may seek to repurchase notes in private transactions or other means, including a broader offer to the holders, but can give no assurances as to whether such repurchases will take place or as to the timing, duration or amount of any such repurchases.  Depending on the nature or amount of these transactions, the Company may need the consent of its commercial lender.

In 2001, we opened our 400th vision center in the domestic Wal*Mart environment, as provided for in our Wal*Mart master license agreement.  In 2003, we do not expect to open additional vision centers in the domestic Wal*Mart environment.

During 2002, we converted 14 Wal*Mart vision centers to supercenters.  In 2003, we expect to convert approximately 16 of our existing Wal*Mart vision centers to supercenters.  Each supercenter conversion requires expenditures of approximately $60,000 to $80,000.

The Company opened 5 vision centers in host environments other than domestic Wal*Mart during 2002.

During 2003, the Company expects to open at least two new hearing centers within Wal*Mart stores.  These store openings are subject to change depending upon liquidity, construction schedules and other constraints.  For each new center, we expect to spend between $45,000 and $65,000 for fixed assets and approximately $15,000 for inventory.  The Company believes that, consistent with the provision of the indenture governing its senior notes, the Company may own and operate hearing aid centers.  Certain holders of the notes may not agree (see "Management Discussion and Analysis of Financial Condition and Result of Operations - Operating Strategies").  These holders could attempt to declare a default by the Company under the indenture.  (See "Risk Factors".)

Future Commitments

As of December 28, 2002, the Company had no capital lease obligations or other long-term liabilities.  The table below sets forth the Company's contractual obligations:

	Payments due by fiscal year

	Total	2003	2004	2005	2006	2007	Thereafter

Long-term debt obligations	$109,706						$109,706
Operating lease obligations	$ 80,944	$ 27,328	$ 20,900	$ 13,301	$ 7,406	$ 4,595	$ 7,414
Purchase obligations	$ 300	$ 300

The Company's indenture provides for semi-annual principal repayments based on the results of operations for the six-month periods ended in June and December.  As the timing of future principal repayments is contingent upon future results, the total carrying value is presented as long-term debt obligations, due upon maturity in 2009.

Inflation

Although the Company cannot determine the precise effects of inflation, it does not believe inflation has had a material effect on its domestic sales or results of operations. The Company cannot determine whether inflation will have a material long-term effect on its sales or results of operations.

As a result of inflation in prior years, the Company has in the past adjusted its retail pricing. Further pricing adjustments are contingent upon competitive pricing levels in the marketplace. Management is monitoring the continuing impact of these inflationary trends.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

On an ongoing basis, management evaluates its estimates and judgments and incorporates any changes in such estimates and judgments into the accounting records underlying the Company’s consolidated financial statements.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our results of operations.  The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our financial results.

Revenue Recognition

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”  ("SAB 101").  SAB 101 summarizes the SEC’s view in applying generally accepted accounting principles to selected revenue recognition issues.  The Company defers revenue recognition until delivery of the product by estimating the value of transactions in which final delivery to the customer has not occurred at the end of the period presented.  The amount of cash received at the time the customer’s order is placed is recorded as a deposit liability and is presented within accrued liabilities.  These estimates are based on historical trends and take into consideration current changes in the Company's manufacturing and distribution process.

Premium revenue is earned from HMO memberships and services.  Revenue from premiums is recognized over the life of the policy as the related services are rendered.

Management must make estimates of potential returns and replacements of all or part of the eyewear sold to a customer.  We analyze historical remake and warranty activity, consider current economic trends and changes in customer demand and acceptance of our products when evaluating the adequacy of our estimate of these costs.  Differences may result in the amount and timing of revenue and related costs for any period if management made different judgments or utilized different estimates.

Allowance for Uncollectible Receivables under Reimbursement Plans

Managed care accounts receivable are recorded net of contractual allowances and reduced by an allowance for amounts that may become uncollectible in the future.  Substantially all of the Company’s receivables are due from health care plans or third-party administrators located throughout the United States.  Approximately 11% of the Company net sales from ongoing businesses relate to products sold to customers that ultimately will be funded in full or in part through private insurance plans, third party insurance administration programs or government reimbursement programs such as Medicare and Medicaid.  Failure by the Company to accurately file for reimbursement on a timely basis with these programs can have an adverse affect on the Company’s collection results which, in turn, will have an adverse affect on liquidity and profitability.

Estimates of our allowance for uncollectible receivables are based on our historical billing and collection experience.  Changes in our billing and collection processes, changes in funding policies by insurance plans and changes in our sales mix within insurance plans may have a material affect on the amount and timing of our estimated expense requirements.

Accounting for inventory

The Company's inventories are stated at the lower of weighted average cost or market.

In most cases, the expected sales value (i.e., market value) of the Company's inventory is higher than its cost.  However, as the Company progresses through a selling season, certain slow-moving merchandise may be removed from stores and returned to the Company's distribution center to be sold below cost in secondary markets.  As a result, there is a high degree of judgment and complexity in determining the market value of such inventories.  For inventory on hand, the Company estimates the future selling price of its merchandise, given its current selling price and its planned promotional activities, and provides a reserve for the difference between cost and the expected selling price for all items expected to be sold below cost.

The Company conducts physical inventory counts for a selection of store locations on a periodic basis through the course of the fiscal year and adjusts the Company's records to reflect the actual inventory counts.  Inventory in the Company's distribution center, which represents approximately one-third of the Company's inventory, is counted near the end of the fiscal year.  As all locations are not counted as of the Company's reporting dates, the Company provides a reserve for shrinkage based principally on historical shrinkage experience.

Fresh start accounting

In accounting for the effects of the reorganization, the Company adopted “fresh start” accounting principles as contained in the American Institute of Certified Public Accountant’s Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").  SOP 90-7 was applicable because pre-reorganization shareholders received none of the Company’s new common stock and the reorganization value of the assets of the Successor company was less than the total pre-petition liabilities allowed plus post-petition liabilities.

Fresh start accounting principles require that we determine the reorganization value of the reorganized Company.  The Company’s reorganization value was developed by the Company, the Official Committee of Unsecured Creditors and their respective financial advisors.  The reorganization value was based on a calculation of the present value of the free cash flows under the Company’s financial projections, including an assumption of a terminal value. Such projections were submitted to the bankruptcy court and to creditors for review and objection as part of the Company’s disclosure statement accompanying the Plan.

We have previously disclosed that our 2001 financial statements will be re-audited to adjust deferred tax assets and liabilities recorded in connection with our implementation of "fresh start" accounting upon our emergence from bankruptcy.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Restatement of Financial Statements."

Valuation of long-lived and intangible assets

Our most significant intangible asset is the Intangible Value of Contractual Rights, which was established as part of the Company's adoption of fresh start accounting in May 2001.  This intangible asset, which has a value of $101.7 million at December 28, 2002, represents the value of the Company's lease agreement with Wal*Mart and the business relationship therein created.  In accordance with SFAS No. 142, this intangible is an amortizable asset because it has a finite useful life.  However, the precise length of its life is not known due primarily to the Wal*Mart superstore conversions that automatically trigger extensions on the contractual life of the asset.  Based on our projections, our best estimate of the useful life of this asset is 15 years.  Due to the uncertainty involved in predicting the pattern of economic benefits realized from the Wal*Mart relationship, we amortize this asset using the straight-line method.

We assess the impairment of all identifiable intangibles and long-lived assets on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Factors we consider important, which could trigger an impairment review, include (1) a significant underperformance of vision center operations relative to expected historical or projected future operating results; (2) significant changes in the manner of our use of Company assets or the strategy for our overall retail optical business; (3) significant negative industry or economic trends; (4) a significant decline or adverse change in the rate or geographic concentration of Wal*Mart host store relocations or superstore conversions; and (5) a permanent adverse change in cash flows generated by an operation.

If we determine that the carrying value of intangibles or long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected cash flow model.  If the projected cash flows are not in excess of the book value of the related asset, we measure the impairment based on a projected discounted cash flow method.  Significant management judgment is required regarding the existence of impairment indicators as discussed above.  Future events could cause us to conclude that impairment indicators exist and that long-lived assets or intangible assets are impaired.  Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.  Based on our review of our intangible and other long-lived assets as of December 28, 2002, no impairment was determined to exist.

Accounting for income taxes

We have previously disclosed that our 2001 financial statements will be re-audited to adjust deferred tax assets and liabilities recorded in connection with our implementation of "fresh start" accounting upon our emergence from bankruptcy.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Restatement of Financial Statements."

Self-Insurance Accruals

We self-insure estimated costs associated with workers' compensation claims, automotive liability, and general business liabilities, up to certain limits.  Insurance reserves are established for estimates of the loss that we will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported.  The recorded levels of these reserves are determined by outside actuaries, who incorporate historical loss experience and judgments about the present and expected levels of cost per claim.  Trends in actual experience are a significant factor in the determination of such reserves.  We believe our estimated reserves for such claims are adequate, however actual experience in claim frequency and/or severity could materially differ from our estimates and affect our results of operations.

Other Accounting Policies

The above listing is not intended to be a comprehensive list of all of our accounting policies.  In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in selecting any available alternative, which would not produce a materially different result.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure."  SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value-based method of accounting for stock-based employee compensation.  It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation.  SFAS No. 148 also amends the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in interim financial information.  SFAS No. 148 is effective for annual and interim periods ending after December 15, 2002.  As the Company has elected not to change to the fair value-based method of accounting for stock-based employee compensation, SFAS No. 148 will not have any impact on our financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other."  FIN 45 requires footnote disclosures of the guarantees or indemnification agreements a company issues.  With certain exceptions, these agreements will also require a company to prospectively recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee.  The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.  The disclosure requirements of the Interpretation are effective for financial statements of the interim or annual periods ending after December 15, 2002.  The Company does not anticipate that the adoption of FIN No. 45 will have a material impact on its consolidated financial position, results of operations, or cash flows.

In September 2002, the FASB issued Emerging Issue Task Force ("EITF") Issue 02-16, "Accounting By A Customer (Including A Reseller) For Cash Consideration Received From A Vendor" which addresses the accounting treatment for vendor allowances.  The Company is currently evaluating the impact EITF Issue 02-16 will have on its financial position, results of operations and cash flows.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities."  This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred.  Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred.  Beginning in fiscal 2003, as vision centers are closed, including lease expirations under the Wal*Mart  master license agreement, any costs associated with the closure or disposal will be recorded at fair value when the liability is incurred.  Adoption of this statement is required at the beginning of fiscal year 2003.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements 4, 44 and 64, Amendment to FASB Statement 13, and Technical Corrections."  One of the major changes of this statement is to change the accounting for the classification of gains and losses arising from the extinguishment of debt.  Upon adoption of SFAS No. 145, the Company will follow APB 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" in determining whether such extinguishment of debt may be classified as extraordinary.  The provisions of this statement related to the rescission of SFAS No. 5, "Accounting for Contingencies", shall be applied in fiscal years beginning after May 15, 2002 with early application encouraged.  The Company plans to adopt SFAS No. 145 in fiscal 2003, which will result in future period gains on extinguishment of debt being presented as other income versus as extraordinary items.

RISK FACTORS

This Supplemental Disclosure contains a number of statements about the future. It also contains statements which involve assumptions about the future.  All these statements are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our expectations or belief concerning future events, including any statements regarding future sales levels, the continuation of historical trends, and the Company’s liquidity.  Without limiting the foregoing, the words" believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements.

We do not know whether the forward-looking statements made in this Supplemental Disclosure will prove to be correct.  We have tried to identify factors which may cause these statements to be incorrect, but we may not have identified all of them.  These factors could also have a negative impact on our results.  These factors are described in a Form 8-K filed on April 7, 2003.

USE OF NON-GAAP FINANCIAL MEASURES

We frequently refer to EBITDA in this document.  EBITDA is calculated as operating income before interest, taxes, depreciation, and amortization.  We refer to EBITDA because:

  it is a widely accepted financial indicator of a company's ability to service or incur indebtedness; and
  it is the basis for the calculation of the excess cash flow payment under our senior notes.

EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of our operating performance or as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures for other companies.

7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk is the potential change in an instrument’s value caused by, for example, fluctuations in interest and currency exchange rates. The Company’s primary market risk exposures are interest rate risk and the risk of unfavorable movements in exchange rates between the U.S. dollar and the Mexican peso. Monitoring and managing these risks is a continual process carried out by senior management, which reviews and approves the Company’s risk management policies. We manage market risk on the basis of an ongoing assessment of trends in interest rates, foreign exchange rates, and economic developments, giving consideration to possible effects on both total return and reported earnings. The Company’s financial advisors, both internal and external, provide ongoing advice regarding trends that affect management’s assessment.

Interest Rate Risk

The Company borrows long-term debt under our credit facility at variable interest rates.  We therefore incur the risk of increased interest costs if interest rates rise.  At December 28, 2002, the Company had no outstanding borrowings under its credit facility.

Foreign Currency Risk

The Company's division in Mexico operates in a functional currency other than the U.S. dollar.  The net assets of this division are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive loss in shareholders' equity.  Such translation resulted in unrealized losses of $274,000 in 2002 and unrealized income of $144,000 in 2001.  Historically, the Company has not attempted to hedge this equity risk.

8.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective May 15, 2002 the Board of Directors, upon the recommendation of the Audit Committee, dismissed its independent accountants, Arthur Andersen LLP, and appointed Deloitte & Touche LLP as its new independent accountant.  This matter was previously reported in a Form 8-K filed May 21, 2002.

9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Compensation of Directors

Non-employee directors of the Company receive an annual retainer of $45,000 and also receive medical and dental benefits.  Non-employee directors are also eligible to participate in the restated Non-Employee Director Stock Option Plan.  Under this stock option plan, non-employee directors are entitled to automatic grants of options to purchase 10,000 shares upon the date of each annual meeting of shareholders.  (The non-employee directors as of the date the Company exited from bankruptcy proceedings each received an initial grant covering 15,000 shares.)  All option grants are at exercise prices no less than the "fair market value" of a share of common stock on the date of grant.  All options vest 50 percent on the second anniversary of the grant date and 25 percent on each of the third and fourth anniversaries of the grant date, or 100 percent upon the death of the director.

Information Concerning Directors

The following information is provided, as of April 3, 2003, regarding current directors and the nominees for election as directors:

Name	Age	Positions with the Company
Peter T. Socha	43	Chairman of the Board
B. Robert Floum	68	Director
James W. Krause	58	Director
Marc Nelson	42	Director
Jeffrey A. Snow	51	Director

Mr. Socha joined the Company in October 1999 as Senior Vice President, Strategic Planning.  He served as Senior Vice President, Strategic Planning and Managed Care from February 2000 through June 2001.  Prior to joining the Company, Mr. Socha worked as a consultant and served as Executive Vice President of COHR, Inc., from May 1998 to October 1998.  He became a director in February 2000 and was elected as Chairman of the Board in May 2002.  In March 2003, he became President and Chief Executive Officer of James River Coal Company, a firm engaged in the mining, processing, and sale of steam coal.

Mr. Floum became a director in June 2001.  From March 2000 through January 2001, he was acting Chief Operating Officer of Stage Stores.  He served as Chief Operating Officer of Jumbo Sports, a sporting goods company, from February 1998 through July 1999.

Mr. Krause joined the Company in April 1994 as President and Chief Executive Officer and a director.  He was named Chairman of the Board in June 1995 and retired as an executive of the Company in January 2003.

Dr. Nelson is an optometrist licensed in New Jersey and Pennsylvania.  Since 1992, he has been the president and sole shareholder of Nelson Eye Associates, P.C., which operates ten optometric clinics in retail optical locations owned by the Company.

Mr. Snow became a director in June 2001.  He was President of Hi Fi Buys, Inc. from April 1982 through May 1997.  He is currently Chairman of The Capital Network, LLC, a consulting firm.

Executive Officers

The following table sets forth, as of April 3, 2003, certain information regarding the executive officers of the Company:

Name	Age	Positions with the Company
L. Reade Fahs	42	President and Chief Executive Officer
Eduardo Egusquiza	50	Senior Vice President, Information Technology
Mitchell Goodman	49	Senior Vice President, General Counsel and Secretary
Paul Gross	39	Senior Vice President, Marketing, Frames Merchandising and New Ventures
Angus C. Morrison	46	Senior Vice President, Chief Financial Officer
Timothy W. Ranney	50	Vice President, Corporate Controller
J. Bruce Steffey	56	Senior Vice President, Retail Operations
Robert W. Stein	47	Senior Vice President, Human Resources and Professional Services

Mr. Fahs joined the Company in April 2002 as President and Chief Operating Officer.  He was named Chief Executive Officer in January 2003.  From October 1999 until joining the Company, he served first as Chief Executive Officer, then as Executive Director, of First Tuesday, a growth stage company based in the United Kingdom.  From 1997 until 1999, he served as a Managing Director of Vision Express, an optical retail company also based in the United Kingdom.  He served in various senior management capacities with LensCrafters from 1986 to 1996.

Mr. Egusquiza joined the Company in March 1998 as Senior Vice President, Information Technology.

Mr. Goodman joined the Company as General Counsel and Secretary in September 1992 and was named a Vice President in November 1993 and Senior Vice President in May 1998.

Mr. Gross joined the Company in August 2002.  He served as Vice President for PC on Call LLC from August 2000 until shortly before joining the Company.  From September 1991 until August 2000 he was employed by LensCrafters as Director of Marketing.

Mr. Morrison joined the Company in February 1995 as Vice President, Corporate Controller.  He was appointed Senior Vice President, Chief Financial Officer and Treasurer in March 1998.  He served as Treasurer until February 2000.

Mr. Ranney joined the Company in September 1998 and was named Vice President, Corporate Controller in October 1998.  From 1991 until joining the Company, he was employed by CVS Corporation, where he served as Store Controller and then as Director of Financial Systems.

Mr. Steffey joined the Company in September 2002 as Senior Vice President Retail Operations.  From March 1995 to January 2002 he was employed by Zale Corporation, where he served as Senior Vice President Store Operations.

Mr. Stein joined the Company as Director of Human Resources in May 1992.  In January 1993, he was appointed Vice President, Human Resources, and was appointed Senior Vice President in 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  The Company believes that, during 2002, its officers, directors and holders of more than ten percent (10%) of Common Stock complied with all Section 16(a) filing requirements, except that a Form 3 was not filed on a timely basis for S. Lynn Butler, the principal accounting officer of the Company. In addition, the Company believes that two ten percent shareholders, Deutsche Bank AG and U.S. Bancorp Investments, Inc., each did not file at least one Form 4 arising out of one or more transactions in our common stock.  In making these statements, the Company has relied upon the written representations of its directors and officers and upon copies of reports furnished to the Company.

10.  EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received from the Company by the Company's Chief Executive Officer, and the Company's four most highly compensated officers other than the Chief Executive Officer (all such individuals, collectively, the "named executive officers").

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name				Other		Securities		All
And				Annual	Restricted	Underlying		Other
Principal	Fiscal			Compen-	Stock	Options/	LTIP	Compen-
Position	Year	Salary	Bonus	sation	Award(s)	SARs	Payouts	sation
		($)	($)	($)	($)	(#)	($)	($)

James W. Krause*	2002	364,000	57,000				52,000 (2)	395,000 (3)
Chairman of the Board	2001	375,000	100,000	217,000 (1)		45,000		20,000 (3)
and Chief Executive Officer	2000	375,000		113,000 (1)				20,000 (3)

L. Reade Fahs	2002	198,000	109,000	54,000 (4)	63,400 (5)	165,600	10,000 (6)
President and	2001
Chief Operating Officer	2000

Eduardo Egusquiza	2002	198,000	30,000				10,000 (6)
Senior Vice President	2001	193,000	91,000	112,000 (1)		9,000
Information Services	2000	188,000		58,000 (1)

Mitchell Goodman	2002	190,000	29,000	15,000 (1)			10,000 (6)
Senior Vice President,	2001	177,000	71,000	102,000 (1)		9,000
General Counsel and Secretary	2000	172,000		53,000 (1)

Angus C. Morrison	2002	191,000	29,000
Senior Vice President,	2001	184,000	66,000	98,000 (1)		9,000	10,000 (6)
Chief Financial Officer and Treasurer	2000	170,000		51,000 (1)

(1)	Amounts payable pursuant to the Key Employee Retention Program approved during the Company's Chapter 11 Case. For 2002 for Mr. Goodman, this amount represents a special one-time bonus.
(2)	Represents cash settlement of $50,000 and issuance of 5,000 shares for achievement of Company goals in first year under long-term incentive plan.

(3)	The Company has executed a "split dollar" insurance agreement with Mr. Krause. The annual premium (payable by the Company) is $20,000. The term life portion of this premium is $2,500; the non-term life portion is $17,500. For 2002, includes $375,000 representing amounts accrued under a severance agreement with Mr. Krause.

(4)	Reimbursement of relocation expenses.
(5)	Mr. Fahs was granted 84,400 shares of restricted stock on April 11, 2002. The shares vest in one-third increments on each anniversary of the date of grant. Dividends are payable on the restricted stock.

(6)	Represents cash settlement of $10,000 and issuance of 1,000 shares for achievement of Company goals in first year under long-term incentive plan.
*	Mr. Krause retired as Chief Executive Officer in 2003.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on option grants to the named executive officers by the Company in 2002.  In accordance with rules of the Commission, there are shown the hypothetical gains or "option spreads" that would exist for the respective options.  These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

					Potential Realizable
	No. of	% of Total			Value at Assumed
	Securities	Options/SARs			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options/SARs	Employees in	Exercise or	Expiration	for Option Terms ($) (2)
	Granted	Fiscal Year (1)	Base Price ($)	Date	5%	10%

L. Reade Fahs	165,600 (3)	90	0.75	04/11/12	78,000	199,000
Paul Gross	9,000 (3)	5	1.00	08/22/12	6,000	14,000
J. Bruce Steffey	9,000 (3)	5.60		10/21/12	3,000	9,000

(1)	The Company granted options covering 183,600 shares to employees in 2002.
(2)	These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and holdings of Common Stock are dependent on the future performance of Common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3)	Grant under the employee stock option plan. Option vests 33% on each of the first three anniversaries of the grant date, subject to (a) continued employment and (b) accelerated vesting upon a change of control. Expiration date is 10th anniversary of grant date.

FISCAL YEAR END OPTION VALUES

The following table provides information, as of April 3, 2003, regarding the number and value of options held by the named executive officers.

	No. of Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options
	Fiscal Year End		At Fiscal Year End ($)

	Exercisable	Unexercisable (1)	Exercisable	Unexercisable

James W. Krause	11,250	33,750	4,000	12,000
L. Reade Fahs	0	165,600	0	61,000
Eduardo Egusquiza	2,250	6,750	1,000	2,000
Mitchell Goodman	2,250	6,750	1,000	2,000
Angus C. Morrison	2,250	6,750	1,000	2,000

(1)	Shares represented were not exercisable as of December 28, 2002, and future exercisability is subject to the executive's remaining employed by the Company for up to seven years from grant date of options.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

Estimated Future Payouts Under
	Number Of	Performance Or	Non-Stock Price-Based Plans (3)
	Shares, Units Or	Other Period
	Other Rights	Until Maturation	Threshold	Target	Maximum
Name	(#) (1)	Or Payout	(#)	(#)	(#)

L. Reade Fahs	(1)	(2)	1,500	6,000	12,000

(1)	In 2002, the Compensation Committee approved an award of units of Performance Shares. The actual number of Performance Shares issued will depend on operating earnings of the Company (defined as earnings before interest, taxes, depreciation and amortization) over the performance periods, as reflected under "Estimated Future Payouts Under Non-Stock Price-Based Plans" in the chart above.

(2)	There are three performance periods under the terms of the awards: fiscal 2002, fiscal 2002-2003, and fiscal 2002-2004. At the end of each performance period, the Company will determine its operating earnings and will issue units of Performance Shares accordingly. Under the terms of the awards, a shortfall in operating earnings in an early fiscal period can be overcome by operating earnings in a subsequent fiscal period.

(3)	Reflects number of units issuable over the three-year performance period. Smaller number of units can be issued depending on results during the first two fiscal periods. Two-thirds of units will be paid in cash and one-third in shares. Units payable in cash will be paid at the greater of $5.00 per unit or the closing trading price of Common Stock as of the last day of the performance period.

Change in Control Arrangements

There are agreements between the Company and the named executive officers which provide severance benefits in the event of termination of employment under certain circumstances following a change in control of the Company (as defined).  The circumstances are termination by the Company (other than because of death or disability commencing prior to a threatened change in control (as defined), or for cause (as defined) ), or by an officer as the result of a voluntary termination (as defined).  Following any such termination, in addition to compensation and benefits already earned, the officer will be entitled to receive a lump sum severance payment equal to up to three times the officer's annual rate of base salary.

Cause for termination by the Company is the:  (i) commission of any act that constitutes, on the part of the officer, (a) fraud, dishonesty, gross negligence, or willful misconduct and (b) that directly results in material injury to the Company, or (ii) officer's material breach of the agreement, or (iii) officer's conviction of a felony or crime involving moral turpitude.

Circumstances that would entitle the officer to terminate as a result of voluntary termination following a change in control include, among other things:  (i) the assignment to the officer of any duties inconsistent with the officer's title and status in effect prior to the change in control or threatened change in control; (ii) a reduction by the Company of the officer's base salary; (iii) the Company's requiring the officer to be based anywhere other than the Company's principal executive offices; (iv) the failure by the Company, without the officer's consent, to pay to the officer any portion of the officer's then current compensation; (v) the failure by the Company to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control or threatened change in control; or (vi) the failure by the Company to continue to provide the officer with benefits substantially similar to those enjoyed by the officer under any of the Company's life insurance, medical, or other plans.  The term of each agreement is for a rolling three years unless the Company gives notice that it does not wish to extend such term, in which case the term of the agreement would expire three years from the date of the notice.

The plan of reorganization approved in the Company's Chapter 11 case also provides for severance of one year for any of the executive officers upon termination without cause.  The Company has modified this severance plan to provide for payment of the severance over one year and for payment to the executive following termination of the executive because of (i) a significant, adverse change in the executive's employment responsibilities; (ii) a reduction in the executive's base salary; (iii) relocation of more than 50 miles from the Company's office; or (iv) the failure of the Company to pay current compensation.  Payments under the severance plan are to be netted against any payments under the change in control agreement.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Messrs. Floum, Snow, and Nelson served as members of the Compensation Committee in 2002.

11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by
security holders (1)	539,450 (2)	$0.58	276,150 (3)

Equity compensation plans not approved by
security holders	N/A	N/A	N/A

(1)	A total of 720,000 shares, inclusive of options previously granted, are reserved for issuance under the Company's Restated Stock Option and Incentive Award Plan (the "Employee Plan") and 180,000 shares, inclusive of options previously granted, are reserved for issuance under the Company's Restated Non-Employee Director Stock Option Plan (the "Directors Plan").

(2)	Options covering 454,450 shares of common stock have been issued under the Employee Plan and options covering 85,000 shares of common stock have been issued under the Directors Plan.
(3)	The Company awarded its President 84,400 shares of restricted stock under the Employee Plan in April 2002. The Company has also awarded 13,200 performance shares of common stock under the Employee Plan. For determining the number of shares available for future issuance, 26,268 number of shares were deducted in accordance with the Employee Plan as of December 28, 2002.

The Company is not aware of any person who, on April 3, 2003, was the beneficial owner of five percent (5%) or more of outstanding shares of Common Stock, except as set forth below.

	Amount and Nature of	Percent
	Beneficial Ownership	of Class
Deutsche Bank AG (a)	700,421	13.8
Northeast Investors Trust (b)	349,784	6.9
American Express Financial Corporation (c)	292,419	5.8

(a)	This information is derived solely from a Schedule 13D filed on February 13, 2003. The address of this shareholder is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.
(b)	This information is derived solely from a Schedule 13G filed on February 12, 2003. The address of this shareholder is 50 Congress Street, Boston, Massachusetts 02109.
(c)	This information is derived solely from a Schedule 13G filed on February 13, 2003. The address of this shareholder is 200 AXP Financial Center, Minneapolis, Minnesota 55474.

The following table sets forth information, as of April 3, 2003, concerning beneficial ownership by all directors, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

			Percent of
	Number of Shares		Outstanding
Name and Address of Beneficial Owner (1)	Beneficially Owner		Common Stock
L. Reade Fahs	140,600	(a)	2.7
Jeffrey A. Snow	50,000		*
Peter T. Socha	30,000		*
B. Robert Floum	7,500		*
James W. Krause	5,688		*
Angus C. Morrison	3,584	(b)	*
Mitchell Goodman	3,397	(b)	*
Eduardo A. Egusquiza	3,250	(b)	*
Paul Gross	3,000		*
Marc Nelson	1,500		*
J. Bruce Steffey	0		*
All directors and executive officers as a group (thirteen persons)	254,365		5

*	Represents less than one percent of the outstanding Common Stock.
(1)	The address of the persons named is 296 Grayson Highway, Lawrenceville, GA 30045.
(a)	Includes 55,200 shares that Mr. Fahs will have the right to acquire under the employee stock option plan of the Company in April 2003.
(b)	Includes 2,250 shares that this individual has the right to acquire under the employee stock option plan of the Company.

12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company made rent payments of approximately $80,000 for the St. Cloud laboratory/distribution facility, which is owned by Myrel Neumann, a former director of the Company.

In 2002, Nelson Eye Associates, P.C., which is wholly owned by Marc Nelson, paid the Company approximately $295,000 in occupancy fees related to the sub-occupancy of ten retail optical locations owned by the Company.